UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    June 28, 2010

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-51414	98-0417780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3555 Timmons Lane, Suite 1550, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

6800 West Loop South, Suite 415, Bellaire, Texas 77401
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Lucas Energy, Inc. (the “Company”) disclosed that on April 1, 2010 it entered into a purchase and sale agreement with a privately owned, oil and gas company, for the development of its Eagle Ford Shale properties located in Gonzales County, Texas. (Form 8-Ks filed April 6, 2010 and April 9, 2010).

On May 5, 2010 the Company closed the first part of the Eagle Ford Shale joint venture that was previously announced with the sale to Hilcorp Energy I, L.P. (the “Purchaser”) an undivided 85% working interest in the “deep rights” of its Gonzales County, Texas oil and gas properties. The Company retains a 15% undivided working interest in the “deep rights” sold.  Total remittances to the Company at the first closing was $7.52 million.   (Form 8-K filed on May 11, 2010).

On June 28, 2010 a second closing was held in the Company’s sale of an 85% undivided interest in the “deep rights” of its oil and gas properties located in Gonzales County, Texas.  In connection therewith, a remittance of $1.38 million was made by the Purchaser to the Company, for a total remittances to date of $8.9 million. The Purchaser continues its title confirmation procedures of the Company’s oil and gas property interests, and a third closing for the remainder of the Company’s Eagle Ford Shale rights in Gonzales County is expected to occur by the end of July 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: / s / William A. Sawyer
Name: William A. Sawyer
Title: President & CEO

Date: July 1, 2010